                           Bank of America Corporation

                    Extract of Board of Director Resolutions

                                January 24, 2001


         RESOLVED, that Charles M. Berger, James W. Kiser and Paul J. Polking be, and each of them with full power to act without the other hereby is, authorized and empowered to prepare, execute, deliver and file the 2000 Form 10-K and any amendment or amendments thereto on behalf of and as attorneys for the Corporation and on behalf of and as attorneys for any of the following: the principal executive officer, the principal financial officer, the principal accounting officer, and any other officer of the Corporation.



                            Certificate of Secretary


         I, ALLISON L. GILLIAM, Assistant Secretary of Bank of America Corporation, a corporation duly organized and existing under the laws of the State of Delaware, do hereby certify that the foregoing is a true and correct extract of resolutions duly adopted by a majority of the entire Board of Directors of the corporation at a meeting of the Board of Directors held January 24, 2001, at which meeting a quorum was present and acted throughout and that the resolutions are in full force and effect and have not been amended or rescinded as of the date hereof.

         IN WITNESS WHEREOF, I have hereupon set my hand and affixed the seal of the corporation this 12th day of March, 2001.



(CORPORATE SEAL)



                                                     /s/ Allison L. Gilliam
                                                    --------------------------
                                                     (Allison L. Gilliam)
                                                      Assistant Secretary